Exhibit 99.2
Reliance Steel & Aluminum Co.
Acquisition Agreement, Earle M. Jorgensen Company Conference Call January 18, 2006
Operator: Good morning ladies and gentlemen, and welcome to the Acquisition Agreement of Earle M. Jorgensen Company Conference Call. At this time, all participants have been placed on a listen-only mode and the floor will be open for your questions and comments following the presentation.
     It is now my pleasure to turn the floor over to your host, Mr. David Hannah. Sir, the floor is yours.
David Hannah: Thank you. Good morning and thank you all for taking the time to listen to our conference call today to discuss our agreement to acquire Earle M. Jorgensen Company. Gregg Mollins, our President and Chief Operating Officer, and Karla Lewis, our Executive Vice President and Chief Financial Officer, are also here with me today.
     This conference call may contain forward-looking statements, as defined, that are subject to risks, uncertainties and other factors that are not within our control. Actual events or results may differ materially from expectations due to these risks, uncertainties, and other factors. These factors and additional information are included in Reliance’s and EMJ’s filings with the Securities and Exchange Commission. In particular, we refer you to the proxy statement/prospectus that will be filed with the Securities and Exchange Commission and sent to the EMJ stockholders in connection with the proposed merger. We urge investors to read the proxy statement/prospectus and any other relevant documents we file with the SEC when they become available because they will contain important information about EMJ and Reliance and the proposed transaction. Investors will be able to obtain these materials when they are available, and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. A printed transcript of today’s conference call and a summary fact sheet, along with Regulation G Reconciliations, will be posted on our website at www.rsac.com/investorinformation after completion of this conference call.
     It was with great pleasure and excitement that we, along with EMJ, announced last night that we have entered into a definitive merger agreement whereby Reliance will acquire EMJ for $13 per share, to be paid one-half in cash and one-half in stock, subject to a collar I will discuss later, in a transaction valued at approximately $934 million, including the assumption of EMJ’s net debt. The transaction will be immediately accretive to Reliance, even without consideration of any synergies, and is expected to be completed in the second quarter of 2006. This transaction represents an opportunity for us to enhance our already industry-leading financial results by combining with an outstanding company that complements our reputation for excellence and our corporate culture. We have, for a long time, believed in the strong strategic merit in combining the two companies. We chose not to pursue a transaction earlier primarily because of EMJ’s previous capital structure.
     Upon completion of the acquisition, subject to obtaining the necessary approvals, the combined companies would have about 7,350 employees, approximately $3 billion in assets, a network of more than 140 facilities in 35 states and Canada, Belgium, and South Korea with increased product offerings being sold to a more diverse customer base. This transaction would result in a significant increase in our geographic, product and customer diversification, all of which have been guiding principles in our successful growth strategies. In particular, we would add a total of 39 facilities in the U.S. and Canada to our existing network, which would strengthen our presence in the Midwest, while providing us an entry into the New England and Canadian markets.
     On a pro forma basis, using the last 12 months data as of September 30th of 2005, combined revenues would be approximately $5 billion and adjusted EBITDA would be an industry leading $557(1) million. We believe that together, Reliance and EMJ will be well positioned to continue to outperform our competitors and provide additional and more favorable opportunities to create sustainable growth and value for our shareholders.
     The Boards of Directors of Reliance and EMJ unanimously approved our acquisition of EMJ, which is subject to the approval of EMJ shareholders, registration of the Reliance stock consideration on a Registration Statement on Form S-4, and customary regulatory and third-party approvals. Both companies expect a smooth transition following the closing. Consistent with Reliance’s acquisition strategy, EMJ will continue to operate relatively independently, therefore, only limited operational integration will be necessary. We do expect, however, to realize some synergies through the integration of financial reporting and other administrative areas, enhanced metals sourcing, the removal of redundant public company costs and the sharing of best practices.
     There will be no changes to Reliance’s senior management or Board of Directors. EMJ’s existing management team will continue to run EMJ, except for EMJ’s CEO, Sandy Nelson, who will retire upon completion of the transaction, but will continue to be involved on a consultant basis during the post-closing transition period. EMJ’s financial results are already strong, and we have known and respected Neil McCaffery and the other officers of EMJ for many years, and believe they will continue to do an excellent job in the future.

     The agreement provides for a value to EMJ shareholders of $13 per share, consisting of 50% cash and 50% stock. To give both parties some protection in the event of a fluctuation in Reliance’s share price, there is also a symmetrical plus or minus 15% collar based on Reliance’s 20-day average trading price as of January 12th of 2006. That price is $63.36. Each share of EMJ’s common stock will receive $6.50 in cash and $6.50 worth of shares in Reliance, subject to the collar. Depending on the average closing price of Reliance stock, during the 20-day period ending on the second day prior to the closing, we will issue between 4.5 million and 6.1 million shares. The shares will be registered and, for the most part, freely tradable.
     Kelso & Co., which, through affiliates, owns about 50% of EMJ’s shares, will receive between 2.2 and 3.0 million shares, or roughly 5.9% to 7.7% of the pro forma diluted shares outstanding at closing and will be subject to certain restrictions on the sale of Reliance stocks. We have agreed to provide Kelso & Co. with registration rights to provide them additional liquidity with respect to those shares. Additionally, Kelso and Co. has signed a voting agreement in support of the transaction.
     We determined that a 50% cash, 50% stock structure was attractive for this transaction because, one, EMJ wanted the stock portion of the transaction to be tax free for its shareholders; two, we wanted to keep an efficient and appropriate capital structure for the combined company; and three, we wanted to maintain flexibility and availability on our existing credit facility such that we would have capital available for future growth opportunities. The cash component of the purchase price, plus the transaction-related costs, the cash-out of certain EMJ stock options, and the refinancing of EMJ’s outstanding revolver balance at closing will be paid from our existing $600 million credit facility. On a pro forma basis, our net debt-to-total capital will be approximately 44%, which is a very comfortable level for us.
     That concludes our prepared remarks, and we’ll now open the call for questions. In that regard, please be advised that we are limited somewhat in what we are able to say, and we’re also limited in the amount of time that we’ve allotted for questions. So with that, we’ll go ahead and entertain any questions.

Regulation G Reconciliations

(1) EBITDA
	Reliance	EMJ
	12 Mos. Ended	12 Mos. Ended
	9/30/05	9/28/05	Combined
Income from continuing operations before income taxes	$294,537	$80,534	$375,071
Interest expense	26,164	55,373	81,537
Depreciation and amortization expense	46,287	11,326	57,613

EBITDA	366,988	147,233	514,221
Adjustment for non-recurring Charges(1)	—	42,733	42,733

Adjusted EBITDA	$366,988	$189,966	$556,954

(1)	Charges related to the EMJ IPO and restructuring in April 2005.
Fact Sheet
Reliance Steel &Aluminum Co. – (NYSE: RS) metals service center company
http://www.rsac.com
Founded in 1939 in Los Angeles, CA
100+ locations in 31 states and Belgium and South Korea
Earle M. Jorgensen Company (NYSE: JOR) metals service center company
http://www.emjmetals.com
Founded in 1921 in Los Angeles, CA
39 locations in 23 states and Canada

	Reliance		EMJ		Combined
LTM[1] Sales ($mm).	$3,241		$1,715		$4,956
LTM[1] EBITDA ($mm)	$367		$190	[2]	$557	[2]
Locations	100	+	39		139	+
Employees	5,600		1,750		7,350
Customers	95,000		35,000
Products	90,000		25,000

[1]	Reported Sales and EBITDA for the 12 months ended 9/30/05 for Reliance and 9/28/05 for EMJ.

[2]	Adjusted for $42.7 million of non-recurring items.

Operator: Thank you. Ladies and gentlemen, the floor is now open for questions. (OPERATOR INSTRUCTIONS)
     Our first question is coming from Brett Levy. Sir, please state your affiliation, then pose your question.
Brett Levy: Yes, with Jeffries & Co. Congratulations on the transaction. Can you guys talk a little bit about synergies? There’s great technology, the On Time or a Dime Program and that sort of thing. Logistically and from a kind of overlapping basis, is there some sense as to sort of what the game plan will be in the first couple of years in terms of what you guys want to do? I know you don’t want to quite quantify it yet, but can you just talk sort of in a game plan sort of sense?
David Hannah: Well, I think first off we can say that the transaction is not one that’s driven by synergies, and none of our transactions typically are. Their business is different; their products are different to a great extent. They do a great job working within their structure, and we don’t have any current plans on changing that. So as I mentioned in my prepared comments, we do expect some synergies in the area of enhanced metals sourcing and best practices. I’m sure we can both learn certain things from each other, but that’s really – and Karla was just whispering in my ear here about the additional geographic coverage, which could lead to some synergistic savings also.
Karla Lewis: Yes, because they primarily are in areas where we are not located in the Midwest and the Northeast, and also because their products are different than ours. Even where we do have locations in the same geographic areas, we would not expect to be combining locations. We would expect to continue to run the company in the manner that it is today.
David Hannah: There’s very little overlap in our businesses, and as a result – and the way that Reliance runs our existing business is really by creating service centers that are more specialty centers, and they concentrate on more narrow product groups, and we’ve always felt that we can penetrate the markets better and provide better service and quality by doing it that way.
Brett Levy: All right. And, then, a more specific question as it relates to the Jorgensen 9.75% notes, is it your intention to leave those outstanding until their first call date? It seems like rather expensive financing in the long run for you, and can you talk a little bit about whether you’ve talked to the rating agencies or if there is any change as to what type of assets are guaranteeing these notes as a result of the transaction?
David Hannah: We’re anticipating no changes at this time with respect to those notes, but you’re right, there is a call date out in the middle of next year in 2007, but we’ll make a determination at that point in time, depending upon the interest rate environment and what the other opportunities may be then, but right now our intent is to leave those in place.
Brett Levy: And with respect to the rating agencies?
Karla Lewis: We have not approached the rating agencies at this time.
Operator: Thank you. Our next question is coming from Frank Duneu. Sir, please state your affiliation and pose your question.
Frank Duneu: Hi, guys, just a couple of questions. Is there a break up fee or anything on this deal?
David Hannah: Yes, there is Frank. The break up fee is $20.5 million.
Frank Duneu: Okay. And do you have an estimate as to how long it’s going to take you to close this whole thing?
David Hannah: No. It’s kind of out of our hands at this point. After we file, it depends upon whether the SEC is going to review this. One way or another, we believe that we’ll close it during the second quarter. Whether that’s earlier in the quarter or later in the quarter is just unknown at this time.
Frank Duneu: That’s what I was looking for guys. Thanks.
Operator: Thank you. Our next question is coming from Tony Rizzuto. Sir, please state your affiliation and then pose your question.
Tony Rizzuto: Thank you very much. Affiliation is Bear Stearns. The combination and price look very attractive and I was wondering if you guys could talk a little bit more about synergy. I know you really don’t want to discuss that, but is it reasonable — you’ve obviously had a long track record of making acquisitions and in those acquisitions is it typical that you might realize maybe 2% say, perhaps, of revenues or the total value of the businesses as a good measure of synergies that you might achieve here? And the other question would be your thoughts on the industry complexion post transaction. Do you still see numerous opportunities for growth and how has your appetite for debt, maybe the willingness to take on more debt, maybe changed here?
David Hannah: Sure. With respect to the synergies, Tony, we really can’t say anymore. There has been no regular pattern on what we’ve experienced in the past. It really depended upon that particular transaction and the products they were in and the areas of the country that they operated in. So there’s really no pattern as to what we obtain in synergies. And typically most of the value I think comes from the sharing of best practices and that happens over time. So we really can’t give you any more information on the synergies part.
     With respect to the acquisition environment post transaction we’ve said previously that the industry is still very active and there’s a lot of opportunities out there and I believe that that will still be the case. There will be one less opportunity for us out there than there was before this transaction, but there are still many opportunities, we believe, for us to continue to grow and prosper and we remain to be excited about that. And as I’d mentioned earlier, that’s why we wanted to have a capital structure post transaction that we were very comfortable with. Being levered at 44%, debt-to-total capital after the transaction is a very comfortable level for us and will provide us a good ability to continue to grow.
Tony Rizzuto: All right. Well, best of luck. It looks good. Thanks.
Operator: Thank you. Our next question is coming from Aldo Mazzaferro. Sir, please state your affiliation and then pose your question.
Aldo Mazzaferro: Hi, it’s Aldo from Goldman Sachs. I had a question on the potential impact on the book value. I know your Jorgensen’s equity line is very skinny because of the previous history of the structure of the company. I’m wondering what the impact on your equity line may be? Are you going to write up the assets to a level where it would generate more equity to you?
David Hannah: Karla can probably go ahead. Certainly our equity will go up by the value of the stock that we issue, and then in terms of the...
Karla Lewis: Yes, and we’ll have to follow the purchase accounting rules and report their assets at fair value, and that’s really about all we can say about it.
David Hannah: And we don’t know really about that. At this point in time we haven’t done appraisals or anything like that, so we don’t know what that write up might be.
Aldo Mazzaferro: But — okay, I follow that. And then in terms of the operations Dave, do you see a lot of problems in operating facilities that have bars and flats in the same facility or do you think that’s — you can overcome that?
Gregg Mollins: Those products go hand in hand with one another, so we don’t see any problems with those at all and Jorgensen has done well themselves with doing everything that they’re doing in the bar and tubing area, which is our their largest mix businesses, and we’ll just be keeping flat roll on the Reliance side. We have no intentions of introducing flat roll to the Jorgensen’s side at all.

Aldo Mazzaferro: I see. Okay. And then finally, any thoughts on the company-owned life insurance; is that something you like or?
David Hannah: It’s there and we’re comfortable with it and we expect that it will continue to just sit there and run its course. So it’s not a big item when you compare it to the size of the combined companies.
Aldo Mazzaferro: Right.
David Hannah: So, we’re comfortable with it.
Aldo Mazzaferro: Well, congratulations on buying an excellent company at an excellent price.
Operator: Thank you. Our next question is coming from Michael Willemse. Sir, please state your affiliation and then pose your question.
Michael Willemse: Hi guys. You might have mentioned this at first; I jumped on a little late. Has Kelso agreed to the transaction?
David Hannah: Yes. Both boards have unanimously approved the transaction.
Michael Willemse: Okay. And is there a shareholder vote — a percentage of shareholders to accept the deal? Does that include Kelso or is it just the shareholders excluding Kelso?
David Hannah: Oh no, it would include Kelso.
Michael Willemse: And what percentage does acceptance need to be for the deal to go through?
David Hannah: A majority.
Michael Willemse: Okay. And did you mention anticipated severance costs or is it just minimal because most of the management team will be intact anyway?
David Hannah: That is the case, yes. We anticipate no changes in the management team outside of the retirement of Sandy Nelson.
Michael Willemse: Right. Okay. Thank you very much.
Operator: Thank you. Our next question is coming from Joel Hirsh. Sir, please state your affiliation and pose your question.

Mark Parr: Yeah, hi. It’s Mark Parr with KeyBanc. I’m very intrigued with your comment around best practices seeing this is something that you’ve always done with acquisitions and given that at least on the surface it looks like some of Jorgensen’s operational practices are perhaps quite a bit different than maybe many in the industry do. Could you give us a little color on what you feel the opportunity is here for a sharing of best practices post transaction?
David Hannah: I don’t know that we have a great idea just yet as to what that will turn out to be, Mark. We do know that they are a little different in some of their practices, but that’s really driven by the types of products that they’re in as well. So if we were doing their products we would be doing things the same way that they do them because we think that’s the best way to do it. As to what we’ll learn from each other over time going forward, it’s really hard to predict and it would be certainly even more difficult to put some kind of value on that. But we know that there will be some things that we will learn.
Gregg Mollins: They have some handling equipment in their Schaumberg facility, which is their largest facility that, Mark, we do not have in other parts of our company or even if we do have, like we have a Kasto system in two of our locations at Siskin Steel, but they’re not as modern as the Jorgensen system, so there might be some things we can pick up there to improve our efficiencies.
Mark Parr: Okay, all right. I’ll just say anyway, congratulations on what looks like a great match and I look forward to a continued success and further acquisitions from you guys.
Operator: Once again, the floor is open for questions. (OPERATOR INSTRUCTIONS) Our next question is a follow up from Frank Duneu. Sir, please state restate your affiliation and pose your question.
Frank Duneu: Adage Capital. Was this an auction process or how did this all happen?
David Hannah: No, it was not an auction process. It really — we have known and grown up together with EMJ. Both companies were founded out here near Los Angeles. We’ve known and respected EMJ’s senior management for years and years. It’s longer than I’ve been in the business. We’ve also for a long time believed in the strong strategic merit of combining those two companies. And really prior to the IPO and the restructuring, we really couldn’t get our thinking beyond the capital structure that was in place so we didn’t pursue transactions previously, but EMJ’s IPO early last year helped streamline that ownership as to financial structure of the company. We just began, as I said earlier, we’ve known them and watched them and admired them for years and years and after the IPO we just watched them maybe a little more closely. And then all of that resulted in us approaching them formally in September.
Frank Duneu: Okay. And I don’t know. I assume there’s no one from EMJ there?
David Hannah: There’s not.
Frank Duneu: I want to know why you’re getting such a good price and why I’m getting such a bad price?
David Hannah: I can’t comment on that.
Frank Duneu: Okay. Thank you.
David Hannah: We think it’s a good price.
Frank Duneu: I think it is too, for you.
Operator: Thank you. Our next question is a follow up from Tony Rizzuto. Please restate your affiliation and pose your question.
Tony Rizzuto: Yes, it’s Bear Stearns. Actually, it was a question that Frank was asking. I just wanted to basically ask a similar question. What was the motivation for JOR to sell at this time given that the price is only about 30% above the IPO, but no one is there really to respond to that from the other side?
David Hannah: You’d really have to ask them, Tony. I think that as those of you, like yourself, who know them probably know the answer to that question. But if you want their feeling on it you’ll have to talk to them.
Tony Rizzuto: I have some ideas, but. Okay, very good. I appreciate it.
David Hannah: Sure.
Tony Rizzuto: Thank you.
Operator: If there should be any remaining questions or comments, please press the numbers one, followed by four, on your touch-tone phones. Again, if there are any remaining questions or comments, please press the numbers one, followed by four, on your touch-tone phones.
     Thank you. Our next question is coming from Drew Figdor. Sir, please state your affiliation and pose your question.

Drew Figdor: Tiedemann and Co. I hopped on a little bit late. I guess did you lock up the Kelso shares and is there a fiduciary out if they get a higher bid?
David Hannah: Yes. And Yes.
Drew Figdor: So how would that work? You locked up their shares; if they get a higher bid, are they released from selling to you or do they irrevocably sell at the take out price to you?
David Hannah: They would be released from their obligation with us if there was a superior to proposal.
Drew Figdor: Okay. So if somebody else came in and made a higher offer, Kelso would be released from selling the position to you at the buy out price?
David Hannah: Yes. That’s correct.
Drew Figdor: Okay. Thank you very much, all right.
Operator: Once again, if there should be any remaining questions or comments,(OPERATOR INSTRUCTIONS). I’m showing no further questions in the queue at this time. Did you have any closing comments?
David Hannah: Well, great. No, just to reiterate again that we are very, very excited about joining with EMJ, and again, we have admired them for years and years and we’re excited about working with their management team. Thank you very much.
Operator: Thank you gentlemen. Ladies and gentlemen, that does conclude today’s teleconference. You may disconnect your phone lines at this time and enjoy the rest of your day. We thank you for your participation.